                                                                    EXHIBIT 10.3

             CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS
                OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN
                     SEPARATELY FILED WITH THE COMMISSION.








                             OEM PURCHASE AGREEMENT

                                     BETWEEN

                           PAIRGAIN TECHNOLOGIES INC.

                                       AND

                             VINA TECHNOLOGIES INC.

                                      INDEX

SECTION                    DESCRIPTION                                                       PAGE
-------                    -----------                                                       ----
   1.         Definitions.......................................................................3
   2.         Undertaking Sale of Product.......................................................5
   3.         Pairgain's Product Qualification and Acceptance Process, and
              Additional Product Integrity Testing..............................................6
   4.         Ordering and Delivery.............................................................7
   5.         Cancellation and Rescheduling of Purchase Orders..................................8
   6.         Intentionally left Blank..........................................................8
   7.         Prices and Payment................................................................8
   8.         Product and Process Changes.......................................................9
   9.         Quality Control and Rreliability Requirements,
              Supply Management and Pairgain's Inspecting Rights...............................10
   10.        Product Marking..................................................................12
   11.        Technical Assistance.............................................................13
   12.        Documentation....................................................................13
   13.        Title and Risk...................................................................15
   14.        Acceptance or Rejection..........................................................15
   15.        Warranty.........................................................................15
   16.        Repair Procedures................................................................19
   17.        Repair Services..................................................................20
   18.        Emergency Replacement Product....................................................23
   19.        Continuing Availability of Repair Services, Maintenance,
              Replacement and Repair Parts.....................................................23
   20.        Force Majeure....................................................................24
   21.        Hazardous Materials..............................................................25
   22.        Information/Non-Disclosure.......................................................25
   23.        Infringement.....................................................................27
   24.        Insurance........................................................................28
   25.        Termination and Continuing Rights................................................28
   26.        Indemnity........................................................................30
   27.        Consequential Damages............................................................30
   28.        Marketing of Product.............................................................30
   29.        Notices..........................................................................31
   30.        Intentionally Left Blank.........................................................31
   31.        Term.............................................................................31
   32.        North America Free Trade Agreement - Procedures..................................32
   33.        General..........................................................................32

SCHEDULES

Schedule A -   Product List, Prices, Documentation and FCA Delivery Locations

Schedule B -   Specifications and Acceptance Program

Schedule C -   Repair and Replacement Rates, Emergency Replacement Product and
               FCA Repair Locations

Schedule D -   Change Notification

Schedule E -   Cancellation and Rescheduling

Schedule F -   Procedures for Orders Utilizing Electronic And Technical Data
               Interchange Transmission

Schedule G -   Technical Assistance

Schedule H -   Notices

                             OEM PURCHASE AGREEMENT

This Agreement is made as of May 8, 2000 by and between PAIRGAIN TECHNOLOGIES INC., a Delaware corporation having its principle office at 14402 Franklin Avenue, Tustin, California 92780-7013, and VINA TECHNOLOGIES INC., a California corporation, having its principal office at 42709 Lawrence Place, Fremont, CA 94538.

WHEREAS the Parties hereto desire to establish the terms and conditions under which VINA may sell to PairGain and PairGain may purchase the Product from VINA;

NOW THEREFORE, the Parties agree as follows:

1.      DEFINITIONS

1.1     As used herein:

(a)     "ARO" shall mean after receipt of Purchase Order or Release.

(b) "Accounts" shall mean all accounts presently purchasing VINA products through and being supported by PairGain and any new accounts in which PairGain and VINA mutally agree will be deemed PairGain accounts.

(c) "CANCELLATION CHARGE" shall mean the appropriate charge, if any, pertaining to cancellation of Purchase Orders set forth in Schedule E,
        Part I.

(d) "FCA DELIVERY LOCATIONS" shall mean FCA delivery locations listed in Schedule A, Part III. (i.e. FOB shipping point)

(e) "FCA Repair Locations" shall mean VINA's repair locations listed in Schedule C.

(f) "DELIVERY DATE" shall mean the date specified in a Purchase Order or a Release when Product are to be shipped from VINA's loading dock to the delivery location.

(g)     "DOCUMENTATION" shall mean the documentation as described in Schedule A,
        Part II.

(h) "EDI" shall mean the electronic data interchange procedures established in Schedule F to this Agreement.

(i) "FREE CARRIER" or " FCA" shall have the meaning set forth in the International Chamber of Commerce document, "INCOTERMS 1990".

(j) "HARDWARE" shall mean the physical portion of the Product and all parts and components for incorporation into the Product.

(k) "PARTY" shall mean PairGain or VINA and "PARTIES" shall mean PairGain and VINA.

(l) "PRICES" shall mean the prices applicable to the Product as set forth in Schedule A, Part I.

(m) "PROCESS" shall mean a set of inter-related resources and activities which transform inputs into outputs; resources may include personnel, finance, facilities, equipment, techniques and methods.

(n)     "PRODUCT" shall mean the HDSL Multiservice Integrated Access Device
        (IAD) and the T1 Multiservice Integrated Access Device, also commonly referred to as HDSL Integrator and T1 Integrator, comprising Hardware, Software and firmware components, as manufactured by VINA for PairGain, if applicable, in which case such Product are to be listed in Schedule A, as such Schedule A may be modified from time to time by agreement of the Parties.

(o) "PURCHASE ORDERS" shall mean purchase orders issued and accepted pursuant to Section 4.1.

(p) "RELEASE" shall mean a verbal release confirmed in writing, the document issued (by any means of transmission) or output of an electronic "paperless" process initiated by PairGain pursuant to a Blanket Purchase Order by which the Delivery Date for such Blanket Purchase Order or portion(s) thereof is requested.

(q) "REPAIR SERVICES" shall mean in the case of Product, the repair or replacement of defective Product as set forth in Section 16 hereof.

(r) "SET OF SCHEDULES" shall mean the set of schedules attached hereto in accordance with this Agreement.

(s) "SOFTWARE" shall mean any set of programs in machine readable object code, residing in memories or diskettes or other media for application in or with the Product, which provides basic logic, operating instructions, user-related application instructions and network management information as well as associated Software documentation.

(t) "SPECIFICATIONS" shall mean the technical specifications and the other requirements listed, described or referred to in Schedule B, Part I, including acceptance test specifications, which are required to be met by the Product and the Documentation.

(u) "TERM" shall have the meaning ascribed to such term in Section 31 of this Agreement.

(v) "$" or "DOLLARS" shall mean lawful money of the United States of America.

2.      UNDERTAKING SALE OF PRODUCT

2.1 This Agreement sets forth the terms and conditions applicable to: (i) the sale by VINA of Product as set forth in Schedule A, and (ii) the purchase by PairGain of such Product for resale by PairGain into accounts, either directly or indirectly.

2.2 Schedule A, by written mutual agreement of the Parties, may be amended from time to time to add thereto other Product offered for sale by VINA, and/or to incorporate therein enhancements or new features introduced in Product by VINA.

2.3 Nothing in this Agreement shall be interpreted or construed to limit either Party's right to perform or to continue to perform its own independent research, development, manufacturing or marketing of any type of Product or systems even if such research, development, manufacturing or marketing pertains to technology or Product similar to the Product. It is anticipated that each party will bear the costs of its own development work.

2.4     VINA will:

        (a) Assure PairGain that all prices, terms, warranties and benefits granted to PairGain by VINA for the Product and improvements are at least as favorable as those now offered by VINA to any of its customers under similar terms and conditions. If, during the duration of this Agreement, VINA should enter into an arrangement under similar terms and conditions as this Agreement with any other customer providing greater benefits or more favorable prices, this Agreement shall be deemed to be amended to provide the same to PairGain under the same conditions.

        (b) Assign PairGain as the non-exclusive sales agent for the term of this contact.

        (c) Support the sales at the Accounts of the platform with a best effort level of support.

        (d) Develop, manufacture, sell and support systems and Plugs for the HDSL Integrator and T1 Integrator.

        (e) Develop, manufacture, sell and support an HDSL PLUG which is compatible and Interoperable with PairGain's HiGain product line for resale by PairGain.

2.5 PairGain will agree to introduce the VINA Product at the Accounts through its sales channels.

        (a)    PairGain agrees that the following performance goals must be met:

               PairGain will sell a combined total of at least ** per year.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

2.6 VINA intends to integrate PairGain's HDSL mini-modules into the T1 Integrator to provide native HDSL connectivity. PairGain agrees to sell its HDSL mini-module (Module) to VINA at a preferential price for resale by VINA. The table in Schedule A, Part I, A, 3 specifies HDSL module preferential pricing for 2000. VINA and PairGain agree to re-negotiate in good faith the HDSL module pricing on a yearly basis. Pricing must be established by January 1 of each year.

2.7 VINA intends to incorporate these Modules into an HDSL Plug which PairGain will then OEM from VINA for sale to the Accounts. VINA agrees to allow PairGain to purchase the appropriate HDSL Plugs at a cost that is independent of the cost of the HDSL modules. The intent of this arrangement is to allow PairGain to resell the HDSL Plugs without having to double mark up the HDSL modules.

3. PAIRGAIN'S PRODUCT QUALIFICATION AND ACCEPTANCE PROCESS, AND ADDITIONAL PRODUCT INTEGRITY TESTING

3.1 Prior to being purchased by PairGain, the Product will undergo a program of evaluation, qualification and acceptance by PairGain ("ACCEPTANCE PROGRAM") to verify their compliance with the Specifications. The Acceptance Program will be conducted in accordance with the provisions set out in Schedule B, Part II.

3.2 In order to enable PairGain to carry out the Acceptance Program, VINA will loan to PairGain, at no charge, a maximum of 4 units of the Product that are necessary to carry out the Acceptance Program specified in Schedule B, Part II.

3.3 PairGain's acceptance of the Product will take place upon successful completion by PairGain of its Acceptance Program, provided that the Product substantially comply with the Specifications. PairGain will notify VINA in writing of PairGain's acceptance of the Product within three (3) business days from successful completion of its Acceptance Program.

3.4 If, in the course of the carrying out the Acceptance Program, PairGain determines that the Product fails to substantially comply with the Specifications, PairGain will promptly notify VINA in writing of such failure in reasonable detail, and upon three (3) days receipt of such notice, VINA will investigate and promptly notify a member of the appropriate PairGain group of its plans, so that these may be discussed. In accordance with these discussions, VINA shall then, at its expense, take prompt and effective action to correct the notified deficiencies within such mutually agreed upon time-frame as will be required for the Product to be accepted on or before a date mutually agreed upon by VINA and PairGain. In such case, acceptance of the Product will take place upon verification by PairGain that the notified deficiencies have been corrected.

3.5 In the event that acceptance of the Product does not take place within the time-frame agreed by VINA and PairGain, PairGain or VINA shall be entitled to exercise any remedies under this Agreement at law or in equity.

3.6 In addition to the Acceptance Program, each mechanically different design shall be tested by PairGain on at least one occasion, and VINA agrees to provide reasonable assistance to PairGain in resolving any difficulties encountered during that testing, the exact form and terms of which assistance will be mutually agreed by the Parties.

4.      ORDERING AND DELIVERY

4.1     Purchase Orders

4.1.1 Product may be purchased, by PairGain through Purchase Orders with a schedule of delivery which PairGain may issue from time to time in accordance with this Agreement. The Parties acknowledge that such Purchase Orders may be transmitted by EDI as set forth in Schedule F hereof.

4.1.2 Purchase orders must utilize 30 day lead times. VINA agrees to make a best effort to deliver on purchase orders of less than 30 day lead times. PairGain agrees to provide, on a monthly basis, a 6 month rolling shipment requirement forecast. If a Purchase Order exceeds the previous forecast by over 25%, then VINA may ship the amount in excess of the forecast within 60 days.

4.1.3 The first 30 days of this forecast requirement will be a previously issued Purchase order.

        a) The second 30 days will be a conversion of a previous forecast to a purchase order. This purchase order can vary from the previous forecast by +25% to -100%.

        b) The following 4 months will be forecast requirements. These requirements can vary from the previous forecast as follows:
           61 - 90 days: +50%, -100%
           beyond 90 days: no limitations

4.1.4 VINA undertakes to accept any Purchase Orders issued hereunder by PairGain provided such Purchase Orders are consistent with this Agreement. VINA shall acknowledge receipt of each Blanket Purchase Order, Release or Purchase Order within three (3) business days ARO.

4.1.5 It is PairGain's intention that all Purchase Orders issued by PairGain to VINA shall refer to this Agreement. Notwithstanding that a Purchase Order issued in respect of Product does not refer to this Agreement, any such Purchase Order issued by PairGain during the Term shall be deemed to have been issued pursuant to this Agreement unless the Parties expressly agree in writing to the contrary.

4.1.6 A Purchase Order shall set forth a description of the following: (a) Product(s) including revision or release levels, (b) Price(s), (c) delivery location, (d) the PairGain location where the invoice shall be rendered for payment, (e) method of shipment including the names of carrier and broker, if applicable, (f) quantity, (g) Delivery Date, (h) special shipping and transportation instructions, if any, and (i) appropriate tax exemption certificates. All shipping documents shall reference the number of the Purchase Order issued for the Product contained in such shipment and any other information required to be included by PairGain.

4.2     Delivery

4.2.1 Product ordered shall be delivered by VINA FOB shipping point as set forth in the Purchase Order within a delivery lead time not to exceed 30 days from PairGain's Purchase Order(s) unless a longer lead time is specified and communicated to VINA by facsimile. No partial shipment shall be made without PairGain's prior written consent.

4.2.2 VINA shall package the Product for shipment in accordance with PairGain's standard packing practices, which require compliance by VINA with the standards and specifications indicated in Schedule B, together with any modification requested by PairGain with respect to size and external markings. PairGain agrees to pay any extra costs associated with packaging and shipment that is not normal industry standard.

4.2.3 In the event that a delay in delivery exceeds thirty (30) days, PairGain may, by written notice to VINA, cancel the Purchase Order or Release without incurring any liability to PairGain whatsoever by reason thereof. In the event the delay in delivery is attributable to Force Majeure as described in Section 20, and such delay lasts more than thirty (30) days, the Parties shall make a joint effort to find a solution. The provisions contained in Section 5 shall not be applicable to Purchase Orders or Releases canceled under this Section 4.2.4.

5.      CANCELLATION AND RESCHEDULING OF PURCHASE ORDERS

5.1 PairGain may, at any time for its convenience and without cause, cancel, in accordance with Schedule E hereof, all or part of any Purchase Order placed hereunder for Product. In the event of any such cancellation, PairGain's sole liability to VINA in respect of all claims for such cancellation shall be to pay the cancellation charge, if any, described in Schedule E hereof.

5.2 PairGain may, at any time, for its convenience and without cause, reschedule, in accordance with Schedule E hereof, the Delivery Date of ordered Product from the date set forth on the Purchase Order.

6.      INTENTIONALLY LEFT BLANK

7.      PRICES AND PAYMENT

7.1 Except as specifically provided herein, all charges incurred by VINA in performing its obligations hereunder shall be paid by VINA and shall not be subject to reimbursement by PairGain.

7.2 The Prices applicable during the Term for all Purchase Orders for Products hereunder shall be determined in accordance with this Section and with Schedule A.

7.3     Prices are not inclusive of all special packaging in accordance with
        Section 4.2.3 and are listed in Schedule A.

7.4 Payment shall be due to VINA from PairGain thirty (30) days following the invoice date on an invoice for the Products, which Invoice shall be dated and delivered to PairGain no earlier than the Delivery Date of the Products.

7.5 Invoices for Product shipped hereunder or Services and for any other amounts which may be payable hereunder shall be forwarded directly to the address indicated on PairGain's Purchase Order.

8.      PRODUCT AND PROCESS CHANGES

8.1 VINA shall advise PairGain in writing of all proposed modifications and changes that affect form, fit, function or performance (herein "Change(s)") to the Product and/or Processes as soon as these are likely to be implemented and, in any event, within seven (7) calendar days of VINA's Engineering Change Notice (ECN). The Changes which require that a notice be forwarded to PairGain shall include, without limitation, any proposed Change to the Product in accordance with the classifications described in GR 209 CORE (herein "GR 209"). VINA shall comply with GR209 except to the extent expressly set forth in this Section. The interpretation of GR 209 resides with PairGain subject to the provisions of Section 8.4.

8.2 VINA's written Change notifications shall be numbered in a single sequential numbering scheme and shall include the information specified in GR 209 including the following: a detailed list of the Product and/or Processes affected and associated Changes that must be implemented in conjunction with or prior to the notified Change, the compatibility of the Change with the Product and/or Processes currently deployed, a detailed description of the reason for the Change, the effect on the Product and/or Processes once the Change is implemented and the method of procedure. In addition, a detailed description of the Change, the consequences if the Change is not implemented and the planned implementation date of the Change shall be included in the notification. VINA will propose a disposition plan for PairGain's and its customers' stockrooms. PairGain will notify VINA of Product needed to implement the Change and location to which they should be shipped.

8.3 PairGain reserves the right to request at no cost, VINA's test data associated with any Product Changes. Furthermore, in the event PairGain determines it is necessary to verify the Change prior to acceptance, VINA shall supply, on loan and without charge, a mutually agreed upon number of production level quality Product for such verification.

8.4 If PairGain disagrees with any classification issued by VINA, VINA shall present evidence in writing, within a period of five (5) days from PairGain's request therefor, that such a classification is justified. If PairGain still disagrees with the justification, VINA shall negotiate in good faith with PairGain until a final resolution is mutually agreed upon by the Parties within thirty (30) days from the date of VINA's Change notice. In the event that sixty (60) days after the date of VINA's Change notice, the Parties still disagree on the Change classification, VINA and PairGain will work to a mutually agreeable solution taking into consideration PairGain's Customer requirements.

8.5 VINA shall not implement a Change such as those contemplated above without the prior written consent of PairGain, which consent may not be unreasonably withheld. Should PairGain fail to respond within a period of fifteen (15) working days from the date it has received a notice forwarded by VINA under this Section, then VINA shall have the right to implement such Change.

8.6 From acceptance of the Product by PairGain, VINA shall provide PairGain with a field baseline report which will include: part number, Current Revision Level, New Revision Level, Reason for Change, Parts affected by Change, Old and New Revision of PCB, if applicable. This report will be updated whenever an Engineering Change Order ("ECO") is generated by VINA and which affects form, fit, function or performance to the Specifications of the Product. VINA will use its best efforts to produce these updates within seven (7) working days of each ECO date.

8.7 Change notices relating to Product Changes should be sent to PairGain's Change Management department, Global Services Product Support Department, and Technical Publications Group and Change notices relating to Process Changes should be sent to PairGain's Quality department as referenced in Schedule B II.

9. QUALITY CONTROL AND RELIABILITY REQUIREMENTS, SUPPLY MANAGEMENT AND PAIRGAIN'S INSPECTING RIGHTS

9.1     ISO 9001 Certification

9.1.1 VINA agrees to (a) provide evidence that VINA's quality management system is ISO 9001 Certified, or (b) in the event VINA's quality management system is not ISO 9001 Certified, VINA agrees to provide status of progress toward achieving certification. VINA also represents and warrants that on the date of execution of this Agreement, VINA's outsourced manufacturing vendor(s) had received ISO 9002 certification and will maintain such certification. VINA will allow PairGain to audit their internal quality procedures that shall follow the guidelines of ISO 9001.

9.2     Quality Control and Reliability

9.2.1 All Product delivered by VINA shall comply with the Specifications, including mutually agreed upon quality and reliability target metrics set out therein, and such metrics shall include, but are not limited to, Mean Time Between Failure ("MTBF"), Return Rate ("RR") and Supplier Product Quality Level ("SPQL"). In the event PairGain proposes any Changes or additions to such quality and reliability target metrics, VINA shall not unreasonably refuse to agree or delay compliance with such Changes.

9.2.2 Product furnished hereunder by VINA shall be tested and inspected by VINA or its contract manufacturer prior to shipment in accordance with VINA's current testing and inspection procedures approved by PairGain in accordance with this Agreement. VINA agrees to perform all quality control functions to ensure compliance of the Product with the Specifications and conformance with good commercial practice. VINA warrants that all Product furnished hereunder shall meet all criteria set forth in the Specifications. Detailed inspection records are to be maintained by VINA.

9.3     Supply Management

9.3.1 VINA's procurement Process must cover all activities related to the purchase of components and materials including the selection of approved suppliers and the acceptance of the material used for manufacture of the Product. VINA or its contract manufacturer shall ensure through its procurement Process that only qualified components and materials from approved suppliers are used in the manufacture of Product at VINA's manufacturing facilities.

9.3.2 VINA or its contract manufacturer shall approve all suppliers and perform the qualification of all components and materials in accordance with the requirements of the Specifications which describes the tests to be performed and the results required to be attained for the qualification of components and materials.

9.3.3 VINA or its contract manufacturer shall ensure that its purchase agreements and purchase orders address any other additional applicable requirements. VINA shall also ensure that changes to purchase agreements and purchase orders are processed and approved in the same manner as the original document, including maintaining records of such changes.

9.3.4 PairGain may, from time to time, identify in a notice to VINA those components and materials used in the manufacture of Products which are subject to this Section 9.3.4. From the date of PairGain's notice to VINA, all components and materials so identified by PairGain, and the vendors of such components and materials, shall be jointly reviewed by PairGain and VINA to identify potential problem areas. In the event a supplier is found to be unacceptable to PairGain, VINA and PairGain shall work together to find a substitute vendor as soon as possible, without unnecessarily disrupting supply of the Products.

9.3.5 PairGain's audit of the Process and records for non-conforming components and materials may be held pending evidence of receiving non-conforming Product from VINA.

9.3.6 PairGain agrees to keep VINA informed as to any problems encountered with the Product and Process and to communicate promptly to VINA any and all modifications or improvements of the Product suggested by any customer, employee or agent, as PairGain considers appropriate.

9.4     PairGain's Inspection Rights

9.4.1 PairGain may inspect or test, at all reasonable times upon written notice at VINA's locations (including any subcontractors), any Product covered by this Agreement. VINA shall provide such facilities, labor, data, specifications, manuals and information as are reasonably required to allow PairGain to perform a full range of quality assurance functions. Inspection of Product may be performed in whole or in part prior to final assembly and/or completion of manufacturing or repair processes.

9.4.2 In addition to, and without restricting, PairGain's auditing and inspection rights described in this Section 9, PairGain shall have the right to visit VINA's manufacturing location(s) for the purpose of inspecting any of the Product and Processes, upon written notice. PairGain shall request inspection no more frequently than required by good commercial practices.

9.4.3 PairGain shall keep VINA informed of any problems encountered with the Product and Processes and shall communicate promptly to VINA any and all modifications or improvements to the Product and Processes suggested by any customer, employee or agent, as PairGain considers appropriate.

9.4.4 Any exercise of, or failure by PairGain to inspect Product, Processes and VINA's manufacturing locations as set forth in this Section 9 and
        Section 14 (Acceptance or Rejection) shall not constitute, or be construed in any manner as, an acceptance of the Product and Processes by PairGain or as relieving VINA from its obligation to furnish all Product in strict compliance with this Agreement, including the Specifications, and the applicable Blanket Purchase Order, Release or Purchase Order.

9.5     Product Requalification

9.5.1 Throughout the Term, VINA shall, at PairGain's request, provide to PairGain its standard engineering test results obtained upon requalification of the Product when Changes have been made to the Product to ensure that the Product continue to meet and comply with all the requirements of the Specifications.

9.5.2 VINA shall maintain compliance to all safety and environmental requirements associated to UL/CSA, GR-1089, GR-63 (NEBS) as required for all products covered by this agreement.

10.     PRODUCT MARKING

10.1 All Product shall be marked by VINA in accordance with the Specifications set forth in Schedule B.

10.2 Where applicable, containers of Product shall be marked for identification in accordance with the Specifications.

10.3 VINA shall add any other identification requested by PairGain at charges to be agreed by the Parties in writing prior to such identification being done by VINA.

11.     TECHNICAL ASSISTANCE

11.1 Product training shall be provided by VINA to PairGain as set forth in Schedule G, Part II.

11.2 In addition, VINA shall provide PairGain with Product training documentation and related information material as set forth in Schedule G, Part II.

11.3 Technical assistance with respect to Product furnished hereunder shall be provided by VINA for a period of ten (10) years after expire or termination of this Agreement. All telephone technical assistance rendered in connection with warranty pursuant to Section 15 shall be provided to PairGain at no charge. In all other cases, VINA's current rates applicable to technical assistance are set forth in Schedule A. The availability or performance of technical assistance under this
        Section 11 shall not be construed as altering or affecting VINA's other obligations under this Agreement including under Sections 8, 9, 15, and Schedule G.

11.4 VINA shall provide technical assistance as set forth in Schedule G, Part II in order to facilitate the providing by PairGain of technical assistance to its customers.

11.5 It shall be PairGain's responsibility to provide 'first line' technical assistance to its customers as described in Schedule G, Part I.

11.6 Any other technical assistance which VINA shall provide to PairGain or its customers shall be pursuant to reasonable written requests from PairGain's personnel as may be designated, from time to time. Such support shall be at prices set forth in Schedule A and on terms and conditions agreed upon by the Parties.

11.7 VINA's or PairGain's failure to provide technical assistance as required under this Section 11 and Schedule G shall constitute a material breach of the Party's obligations hereunder.

12.     DOCUMENTATION

12.1 VINA is to provide PairGain a hard copy and an electronic version of VINA's customer documentation. PairGain Technical Publications shall develop its customer Product Documentation from VINA's documentation.

12.1.1 VINA is to provide PairGain Technical Publications with a hard copy and an electronic version of Product Specifications, VINA Product Documentation (user manuals and release notes) at least eight (8) weeks prior to PairGain's Product release date. VINA will keep PairGain Technical Publications apprised of all Product changes as specified in section 8, "Product and Process Changes."

12.1.2 VINA shall advise PairGain Technical Publications in writing of all modifications and changes made to the VINA Product Documentation that affect form, fit, function or performance of the Product as documented in the Product Documentation as soon as these changes are likely to be implemented and, in any event, within seven (7) calendar days of VINA's Product Documentation being revised.

12.1.3 VINA will also provide PairGain Technical Publications with a hard copy and an electric version of the changed VINA Product Documentation within seven (7) calendar days of VINA's Product Documentation being revised.

12.1.4 VINA will provide PairGain Technical Publications with a working Product prototype, and will assist PairGain Technical Publications in upgrading said Product prototype within seven (7) calendar days of VINA Product revisions.

12.1.5 VINA will identify one point of contact for the PairGain Technical Publications department. This contact will assist PairGain Technical Publications in the identification of Product changes, and will provide a document review of the Product Documentation as developed by PairGain.

12.1.6 PairGain will release the final PairGain Product Documentation to an approved PairGain print vendor, and will notify VINA when this release has occurred. VINA can order directly from the approved PairGain print vendor all Product Documentation required to support Product shipment from VINA. This product documentation shall be shipped with each Product.

12.1.7 Should the need to develop Product Release Notes arise, VINA will advise PairGain of such need. Should PairGain opt to handle change to Product through the development of Product Release Notes as opposed to revising Product Documentation, VINA will provide PairGain Technical Publications with Product Release Notes source and reviews as defined for Product Documentation in sections 12.1.1 through 12.1.6.

12.2 VINA shall provide to PairGain at no cost, two copies each, in hardcopy and electronic form, of the non-confidential Documentation it uses for its customer training. Updates of the training manuals shall be provided in draft form 2 to 3 months before final release at the same time they are provided internally.

12.2.1 VINA shall provide PairGain's Training Department with software updates for existing Product as well as release notes on that software whenever they are released at no charge.

12.2.2 The PairGain Training Department shall develop customer training from VINA's documentation and Train-the-Trainer classes conducted by VINA. PairGain shall own all right, title and interest in the end-user documentation developed by PairGain based on documentation provide by VINA pursuant to this Agreement; provided, however, that VINA retains ownership of its pre-existing documentation.

12.3 PairGain shall have the right to copy and distribute the non-confidential Documentation as PairGain deems appropriate without any accounting or payment to VINA whatsoever.

13.     TITLE AND RISK

13.1 Title to the Product (excluding Software) and risk of loss of and damage to the Product will pass to PairGain upon delivery of Product by VINA FOB shipping point.

14.     ACCEPTANCE OR REJECTION

14.1 PairGain reserves the right to accept or reject Product ordered hereunder after the delivery of such Product to PairGain's facility. Product shall be deemed accepted by PairGain unless PairGain notifies VINA that such Product are rejected and provides the reasons for such rejection within fifteen (15) days after PairGain's receipt thereof and returns the Product to VINA via the RMA process described in Section 16.

14.2 If any Product is found to be not in conformance with this Agreement, including the applicable Purchase Order or Release, and/or fail to meet any of the acceptance criteria specified in the applicable Specifications, and/or in the event an excessive failure rate (as defined in the Specifications) is observed by PairGain with respect to Product contained in a lot/shipment, PairGain shall have the right, notwithstanding the warranty provisions contained in this Agreement and subject to the provisions of Sections 17.4.3 and 17.4.4., to reject the same and cancel the affected Purchase Order or Release, or, at its option, require that such Product be replaced or repaired within seven
        (7) days at VINA's risk and expense (including shipping charges). In order for PairGain to benefit from the remedies described hereunder, any notice of rejection issued by PairGain under this Section 14.2 shall include a reasonable description of the deficiencies and must be returned via VINA's RMA process as described in Section 16.

15.     WARRANTY

15.1    VINA warrants that:

        (a) Product will upon delivery be new and free and clear of all security interests, liens, or other encumbrances;

        (b) For a period of ** months from the Delivery Date of the Product, (such period being hereinafter referred to as the "PRODUCT WARRANTY PERIOD"), the Product forming part of the Product shall be free from defects in material and workmanship and shall conform to and operate in accordance with the Specifications;

        (c) Product will operate in the environment in which it is intended to be installed, without troubles, due to defects which result from the failure of the Product to conform to the Specifications;

        (d) with the exception of any notice which may be provided by VINA pursuant to Section 21, the Product furnished by VINA, as described in this Agreement, is safe for normal use, is non-toxic, presents no abnormal hazards to persons or their environment, and may be disposed of as normal electronic refuse without special precautions;

        (e) when used in accordance with the Specifications and Documentation, all Product provided pursuant to this Agreement shall (1) process date and time related data without causing any processing interruptions, abnormal termination's, or changes in performance characteristics, and (2) process and manipulate all date and time related functions correctly. Without limiting the generality of the foregoing, all Product shall:

**CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

               (i) correctly handle date and time related data before, during and after January 1, 2000, including but not limited to accepting date input, providing date output, and performing ongoing operations on dates and portions of dates including, but not limited to, calculating, comparing and sequencing of dates (in both forward and backward operations spanning century boundaries);

               (ii) correctly handle leap year calculations (including but not limited to identification of leap years, interval calculations, day-in-year calculations, day-of-the-week calculations, and week-of-the-year calculations);

               (iii) correctly handle all two digit date and time related input in a manner that resolves ambiguity as to century in a disclosed, defined and predetermined manner; and

               (iv) correctly store and provide output of all date and time data in a manner that is unambiguous as to century.

15.2 VINA shall immediately notify PairGain of any and all date-related bugs, errors or deficiencies in the Product. For the purpose of problem resolution, any such date related bugs, errors or deficiencies shall be deemed to be bugs, errors or deficiencies of the highest priority level, and shall be resolved according to the procedures provided for such priority level.

15.3 Any provisions of this Agreement that tend to limit or eliminate the liability of VINA shall have no application with respect to the year 2000 compliance warranties set out above in paragraph 15.1(e) and section 15.2.

15.4 Product warranty status is verified by the date code that shall be applied by VINA on the Product at the time of manufacturing, as per the requirements described in this Agreement.

15.5 The warranty set forth in this Section 15 shall not apply to any defect which has been caused by PairGain or its customers and arises from mishandling, misuse, neglect or improper testing or repair.

15.6 VINA shall, at its expense, during the Product Warranty Period, provide Repair Services in accordance with Section 17 in respect of Product which have failed to conform to above warranties.

15.7 All Product supplied under Section 17 pursuant to VINA's warranty obligations under this Section 15, shall be functionally equal or better than the vintage of the replaced units and must be backward compatible.

15.8 Product repairs or replacements and System Software corrections or replacements effected during the Product Warranty Period shall be warranted, as above provided, for the remainder of the Product Warranty Period or one hundred and eighty (180) days from the repair completion date, whichever is longer. Product repairs or replacements and System Software corrections or replacements effected after expiry of the Product Warranty Period shall be warranted, as above provided, for a period of one hundred and eighty (180) days from the repair completion date. The repair completion date shall be stenciled or otherwise identified on the Product in accordance with Section 16.4. Section 15.8 does not apply to Products already installed in the field which are downloaded with new software remotely.

15.9    (a)    The warranties in this Section 15 shall survive inspection, acceptance and payment. Subject to the provisions of Sections
               17.4.3. and 17.4.4., in the event that VINA fails, in respect of single items of the Product, to perform its above warranty obligations upon PairGain's request, then in addition to any other right available to PairGain hereunder, at law, or in equity, VINA shall: (a) refund to PairGain the price of such Product; and (b) be entitled to the return of such Product.

        (b) All transportation expenses arising from shipping the non-conforming Product and the repaired or replacement Product from VINA shall be paid by VINA. All transportation expenses arising from shipping the product to VINA shall be paid by PairGain.

        (c) In addition to PairGain's rights as described above, PairGain reserves the right to repair or replace any defective Product or to correct any defective Product on its own or to arrange for such repair, replacement or correction by other entities.

15.10 VINA shall provide a Quarterly Unit Failure Analysis report on all field returned Product and a Component Failure Analysis report to PairGain's Repair Manager, to PairGain's Quality Manager and to PairGain's Product Brand Manager, within twenty (20) days of such request . Upon PairGain's request, VINA shall perform root cause analysis on any Product returned to VINA for repair, and shall provide a detailed report of such analysis to PairGain within twenty (20) days of such request.

15.11 THE WARRANTIES AND REMEDIES SET FORTH HEREIN CONSTITUTE THE ONLY WARRANTIES GIVEN BY VINA WITH RESPECT TO THE PRODUCT AND THE ONLY REMEDIES AVAILABLE TO PAIRGAIN IN THE EVENT SUCH WARRANTIES ARE BREACHED. THE SAID WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

15.12 Upon PairGain's request, VINA will meet with PairGain to discuss and negotiate in good faith such changes to the Parties' warranty rights and obligations as PairGain may propose as a result of PairGain's evaluation of its experience with respect to the foregoing warranties and remedies.

15.13 (a) After the warranty period has expired, and for an additional period of ten (10) years, VINA agrees to repair or replace, at its option, at reasonable prices and time schedules to be agreed upon on an annual basis and referenced in Schedule C, all Product with defects that affect all or substantially all Product, which result or could result in some form of personal health or safety hazard, property damage, or which are service affecting.

        (b) All transportation and delivery costs for Product returned pursuant to paragraph (a) from the original installation site to VINA shall be borne by PairGain, unless the repair in question relates to Product with defects that affect all or substantially all Product, which result or could result in some form of personal health or safety hazard, or in property damage, or which are service affecting, in which case all transportation and delivery costs from the original installation site, including insurance, shall be borne by VINA.

16.     REPAIR PROCEDURES

16.1 The repair procedures set forth in this Section shall be applicable to the provision of Repair Services by VINA under Sections 14 through 17 during and after the Product Warranty Period.

16.2 Prior to returning any defective Product to VINA, PairGain will notify VINA of the defect and request authorization from VINA for the return of such Product. Upon such request, VINA shall provide PairGain with a Return Material Authorization ("RMA") number to be prominently displayed on the shipping container for the defective Product. PairGain shall then ship such Product to VINA, freight prepaid and the repaired or replacement Product shall be shipped by VINA, freight prepaid and properly insured. VINA shall prepare proper export documentation as per PairGain's instructions, evidencing PairGain's ownership of the Product and shall comply with the requirements set forth in Section 32.

16.3 PairGain shall furnish the following information with Product returned to VINA for Repair Services:

        (a)    PairGain or PairGain Company name and complete address;

        (b) name(s) and telephone number(s) of PairGain's employee(s) or other designated persons to contact in case of questions about the Product;

        (c)    ship-to address for return of Product;

        (d) quantities and model number of Products being delivered for repair;

        (e)    the nature of the defect or failure, if known; and

        (f)    whether or not returned Product are under warranty;

        (g) Purchase Order number under which repairs are to be made, if Product is no longer under warranty.

16.4 VINA shall date stamp each repaired and returned Product with the repair date and type of repair "prefix" as per Bellcore GR-78 specifications and Specifications described in Schedule B.

16.5 VINA shall promptly provide a written notice to PairGain with the name(s) and telephone number(s) of the individual(s) to be contacted concerning any questions that may arise concerning Repair Services, and if required, and specify any special packing of Product which might be necessary to provide adequate in-transit protection from transportation damage.

16.6 Once Product has been repaired or replaced by VINA, VINA shall reissue to PairGain an invoice for such repaired or replacement Product and the charges applicable to the providing of Repair Services, if applicable, as set forth in Schedule C. VINA's invoice shall contain the following:

        (a)    a reference to PairGain's Purchase Order for these Repair
               Services;

        (b) a detailed description of the Repair Services provided by VINA and the need therefor;

        (c) quantities and model numbers of Products repaired and associated repair charges;

        (d)    applicable sales and excise taxes;

        (e)    total amount payable;

        (f) address to which payment should be made. VINA shall promptly notify PairGain of returned Product which are found by VINA to be beyond repair and return such Product to PairGain. Product shall only be considered beyond repair after agreement of the Parties to that effect.

17.     REPAIR SERVICES

        This Section 17 shall be applicable to the provision of Repair Services by VINA during and after the Product Warranty Period.

17.1    Repair Services

17.1.1 Subject to Section 15, Repair Services shall be available to PairGain in accordance with the provisions contained in this Section and Sections 16 and 18.

17.1.2 To order Repair Services, PairGain shall issue a Purchase Order and such Purchase Order shall contain the description of the requested Repair Services.

17.1.3 During the Product Warranty Period, Repair Services shall be provided by VINA at no charge to PairGain. After expiry of the Product Warranty Period, the charges applicable to the providing of Repair Services shall be as set forth in Schedule C unless otherwise set forth in this Section.

17.2    Like-for-Like Repair Services

        (a) VINA shall hold at its expense a quantity of spares ("SPARE BUFFER") which shall be sufficient to enable immediate replacement of Product by PairGain to its customers in cases of Product failure. In all cases, the Parties shall agree on the number of spares to be held by VINA at VINA, such quantity to be determined on the basis of the volume of Product delivered hereunder and the applicable MTBF rates so as to allow for immediate replacement of Products by PairGain to its customers in all cases of failure. In the event PairGain requests an immediate replacement using these spares, VINA will charge PairGain ** plus shipping costs for each replacement spare. This charge shall not apply to Product requiring replacement within the first 120 days of being shipped to PairGain's customer.

        (b) Where defective Product is returned to VINA for Repair Services, VINA will draw from the Spare Buffer The returned replacement unit will added back to the Spares or returned to PairGain in exchange for the spare originally shipped.

        (c) Product returned to VINA for Repair Services shall be shipped by PairGain freight and insurance prepaid per the RMA procedure in
               Section 16.

        (d) VINA shall, within thirty (30) business days of providing the RMA number, replenish the Spare Buffer with Product replacements, and such replacements shall be functionally equal to or better than the vintage of the replaced Product, shall be backward compatible, and shall meet the minimum field baseline.

        (e) VINA shall track the defective Product and provide PairGain a report of defects found upon repair of the Product.)

**CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

17.3    Same-for-Same Repair Services

        (a) Product returned to VINA for Repair Services shall be shipped by PairGain freight and insurance prepaid per the RMA process in
               Section 16.

        (b) VINA shall track any defective Product by its unique serial number throughout the repair process.

        (c) VINA shall return, after having repaired and updated the Product to the minimum field baseline, the exact same Product having the same serial number. If the serial number has to change for any reason, VINA shall, on the repair tag originally provided by PairGain, document the following information in writing: old serial number, new serial number and reason(s) for change.

        (d) VINA shall provide all post repair information as required on its repair tag which will be attached to the PairGain repair tag and returned with the Product.

        (e) VINA shall complete the same-for-same process within fifteen (15) working days of having received the defective Product.

17.4    Fast Cycle Failure Analysis (FCFA)

17.4.1 VINA shall perform Fast Cycle Failure Analysis ("FCFA") at no cost to PairGain on Product that VINA agrees has caused repeated service interruption in the field. PairGain will request a separate RMA number for each Product returned for FCFA. FCFA shall be performed by VINA in accordance with the following additional requirements:

        (a) FCFA shall include a detailed root cause analysis, using engineering tools such as Environment Stress Screening ("ESS") and any other tools which may be required to determine the cause of the failure.

        (b) VINA shall track any defective Product by its unique serial number throughout the repair process.

        (c) VINA shall return, after having repaired and updated the Product to the minimum field baseline, the exact same Product having the same serial number. If the serial number has to change for any reason, VINA shall provide PairGain with the following information in writing: old serial number, new serial number and reason for change. The Product shall not be repaired without completion of the FCFA activity.

        (d) VINA shall return the repaired Product with a written report documenting all findings as a result of the FCFA.

        (e) VINA shall complete the FCFA process within seven (7) days of having received the defective Product (this shall be revised and clarified)

17.4.2 Product found defective within the first ninety (90) days of their initial utilization (such situation referred to as 'Dead On Arrival' ("DOA")), shall be returned to VINA along with the RMA documentation and per the RMA procedure of Section 16. Returned DOA Product shall be tested, at no charge to PairGain, through full functional tests and ESS in order to provide a root cause analysis, then repaired, re-furbished, upgraded to the minimum shipping baseline, restamped and returned to PairGain as new Product. Should the DOA occurrence represent more than twenty percent (20%) of the Product RR as defined in the Specifications, then VINA shall, in addition to performing root cause analysis, implement a corrective plan of action within thirty (30) days of this occurrence being reported. VINA will update PairGain in writing with the findings of the root cause analysis as well as with the corrective plan of action upon request by PairGain.

17.4.3 In a case of No Fault Found ("NFF") in respect of Product returned or if PairGain requests re-testing of Product reasonably known to PairGain as being in good condition, VINA shall invoice PairGain at the prices specified in Schedule A for their full functional tests and ESS and such Product shall be returned to PairGain after the tests are completed. Upon request, a full report of the tests and ESS shall be provided to PairGain. Test turnaround time for reasonable quantities shall not exceed ten (10) working days from the date the Product is received at and a Purchase Order number has been received from PairGain.

17.4.4 Should the Product failures classified by VINA as 'No Fault Found' ("NFF") represent more than ten percent (10%) of the Product RR as defined in the Specifications, then VINA and PairGain shall discuss the matter, and in addition to jointly performing a root cause analysis, shall jointly implement a corrective plan of action within thirty (30) days of this occurrence being reported.

17.4.5 Product repaired by VINA shall be stamped in accordance with requirements outlined in Bellcore's GR-78. Without limiting the generality of the foregoing, the stamping shall include the repair completion date stenciled or otherwise identified in a permanent manner at a readily visible location on the Hardware, unless otherwise directed by PairGain.

17.5 Repair Material - VINA will use new components for the repair of products returned under this agreement.

18.     EMERGENCY REPLACEMENT PRODUCT

18.1 In emergency situations threatening continuity of service or PairGain's end-user's in-service date, VINA shall, at PairGain's option, ship to PairGain or its end-users emergency replacement Product within twenty-four (24) hours of PairGain's request as per Section 17.2, which may be conveyed to VINA by telephone and/or facsimile and/or email. Emergency replacement Product shall be shipped via next day service and, for Product not under warranty, invoiced at rates then current for Product

19. CONTINUING AVAILABILITY OF REPAIR SERVICES, MAINTENANCE, REPLACEMENT AND REPAIR PARTS

19.1 For the life of this Agreement, and for a period of ten (10) years after the expiry or termination of this Agreement, VINA agrees to provide Repair Services in respect of all Product ordered hereunder and to offer for sale to PairGain such functionally equivalent maintenance, replacement and repair parts as may be necessary for the continued maintenance of the Product, including discontinued Product.

19.2 VINA shall not be entitled to discontinue the offering of the Product unless and until a twelve (12) month prior written notice of the proposed discontinuance, (or such shorter period as may be reasonably accepted by PairGain on an individual case basis) is provided to PairGain. In the event of such a discontinuance, PairGain shall be entitled to place Purchase Orders throughout the notice period and, at the end of such period, a final non-cancelable Purchase Order for whatever quantity of the Product to be discontinued it deems appropriate.

19.3 VINA, upon supply discontinuance notices from its suppliers, of any sole source/critical components incorporated into the Products, shall notify PairGain immediately upon receipt of such notice. VINA shall endeavor to have its suppliers provide notices one (1) year in advance of discontinuance. VINA and PairGain will determine the quantity of such components to be ordered as last time buy to cover for spare maintenance, replacement and repair parts requirements as described in
        Section 17 (Repair Services). Furthermore, should the unavailability of a component require VINA to develop a replacement product, VINA will jointly decide with PairGain on last time buys for such component to ensure continuity of supply until the replacement product is approved by PairGain and ready to be manufactured. The provisions contained in this
        Section 19.3 shall be applicable for a period of ten (10) years after the expiry or termination of this Agreement.

20.     FORCE MAJEURE

20.1    As used herein, "FORCE MAJEURE" shall mean:

        (a) fire, explosion, epidemic, hailstorm, tornado, cyclone, earthquake, flood or power failure;

        (b) war, revolution, civil commotion, acts of public enemies, blockade or embargo;

        (c) any law, order, proclamation, regulation, ordinance, demand or requirement of any government or any subdivision, authority, or representative of any such government;

        (d) labor difficulties, including, without limitation, strikes, slowdowns, picketing or boycotts; or

        (e) any other circumstances which are beyond the reasonable control of the Party affected, and which may include the inability to obtain materials, including, without limitation, any failure by VINA to supply as agreed any necessary components, materials, information or services which VINA has agreed to supply under this Agreement or a separate agreement.

20.2 Either Party shall be excused from any delay or failure in performance hereunder caused by the occurrence of any of the above Force Majeure events, provided however, that in the event a Force Majeure event continues for a period of thirty (30) days, the Parties shall make a joint effort to find a solution, which may include granting the other Party the right to terminate this Agreement upon notice to that effect forwarded to the other Party. The terminating Party shall have no liability to the terminated Party in respect of the termination of this Agreement in accordance with this Section 20.2.

20.3 Either Party shall make best efforts to notify the other Party in writing within ten (10) days after becoming aware of the occurrence of any Force Majeure event which may cause any delay or failure on the part of such Party to perform its obligations hereunder.

21.     HAZARDOUS MATERIALS

21.1 VINA shall identify and list all of the hazardous or toxic materials which may be contained in the Product prior to shipping the Product. For the purposes of this Section 21.1, the hazardous and/or toxic materials shall be those identified or described by characteristics in the regulations promulgated under all applicable laws, rules and regulations of any applicable governmental entity including, without limitation, the following: the Toxic Substances Control Act, Resource Conservation and Recovery Act of 1976, Hazardous Materials Transportation Act, Occupational Safety and Health Act of 1970, Comprehensive Environmental Response, Compensation and Liability Act of 1980, Consumer Product Safety Act, Radiation Control for Health and Safety Act of 1968,

        Clean Air Act, and Clean Water Act. In the event that any of the pertinent regulations are revised by the appropriate governmental authority after any Product are furnished by VINA to PairGain, VINA shall not be liable for retrofitting such Product in compliance with any such revisions.

21.2 VINA shall, at the commencement of the Term of the Agreement, review the pertinent regulations and the materials contained in the Product and provide a list of hazardous and/or toxic materials to PairGain. In response to particular PairGain Customer initiatives, VINA shall also identify such other hazardous and/or toxic substances as PairGain may specify.

21.3    With the exception of the condition contained in the last sentence of
        Section 21.1, VINA shall indemnify PairGain for any expenses (including the cost of substitute material, less accumulated depreciation) that PairGain may incur by reason of the recall or prohibition against continued use or disposal of the Product furnished by VINA, whether such recall or prohibition is directed by VINA, or occurs under compulsion of law. PairGain shall cooperate with VINA to facilitate and minimize the expense of any recall or prohibition against use of the Product directed by VINA or under compulsion of law.

21.4    With the exception of the condition contained in the last sentence of
        Section 21.1, VINA shall indemnify, defend and hold harmless PairGain from any claims, demands, suits, judgments, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees) which PairGain may incur under any of the laws, rules and regulations referred to in Section 21.1 or any amendment to said statutes by reason of PairGain's acquisition, use, sale or disposal of the Product furnished by VINA.

22.     INFORMATION/NON-DISCLOSURE

22.1 It is expected that the Parties will disclose to each other certain information which may be considered confidential and proprietary ("CONFIDENTIAL INFORMATION"), and each Party recognizes the value and importance of the protection of the other's Confidential Information. All Confidential Information owned or controlled by one Party and disclosed to the other Party shall remain solely the property and a trade secret of the disclosing Party, and its confidentiality shall be maintained and protected by the other Party with the same degree of care as it uses to protect its own confidential information of a similar nature, but no less than reasonable care, to prevent the unauthorized use, dissemination or publication of the Confidential Information. Except to the extent required or permitted by this Agreement, both Parties agree not to use, duplicate in any manner the other's Confidential Information or disclose it to any third party or to any of their employees not having a need to know for the purposes of this Agreement. The receiving Party's employees having a need to know the Confidential Information for the purpose of this Agreement may receive disclosure of the Confidential Information provided such employees are bound by confidentiality obligations no less stringent than those set forth in this Section 22. The confidentiality provisions contained herein shall survive the expiration or termination of this Agreement for a period of ten (10) years.

22.2 Confidential Information may include, but is not limited to, technical information, Specifications, programs and software programs. It is acknowledged by the Parties that a Party intended to be the recipient of the Confidential Information will, prior to the disclosure by the other Party, be afforded an opportunity to accept or to decline receiving such Confidential Information and the confidentiality undertakings set forth herein shall not apply in respect of information disclosed after a Party has elected not to receive such information. In order for the Confidential Information to be considered proprietary, confidential and subject to this Agreement, it shall be identified in writing at the time of the disclosure by an appropriate legend, marking, stamp, or positive written identification on the face thereof to be proprietary. Confidential Information which is disclosed orally shall be confirmed in writing by the disclosing Party within fifteen (15) days after such disclosure, by submitting a letter containing substantially similar information to the receiving Party, at such Party's address as shown in Schedule H hereof.

22.3 Notwithstanding the foregoing, Confidential Information shall not include information which:

22.3.1 now is, or hereafter becomes, available to the public from a source other than the disclosing Party before, or during the period of, this Agreement; or

22.3.2 is documented as being known by the receiving Party prior to its disclosure by the other Party; or

22.3.3 is independently developed by the receiving Party without recourse to any Confidential Information received under this Agreement and is so documented; or

22.3.4 is lawfully obtained by the receiving Party from a third party or parties without breach of confidentiality obligations; or

22.3.5 is disclosed in response to a valid order of a court or other governmental body or any political subdivision thereof, but only to the extent and for the purpose of such order and only if the receiving Party, to the extent possible, first notifies the disclosing Party, of such order and permits and reasonably assists it in seeking an appropriate protective order.

22.4 Nothing in this Agreement shall be interpreted or construed to limit either Party's right to perform or to continue to perform its own independent research, development, manufacturing or marketing of any type of product or systems even if such research, development, manufacturing or marketing pertains to technology or products similar to the Product.

22.5 The Parties acknowledge and agree that a breach of this Agreement may result in irreparable and continuing harm to the disclosing Party for which there may be no adequate remedy at law. In the event of a breach or a threatened or intended breach of this Agreement by the receiving Party, the receiving Party hereby consents to the granting of, and the disclosing Party shall be entitled to seek, preliminary injunctions unilaterally without notice, and final injunctions with notice, enjoining and restraining such breach, or threatened or intended breach, and to such other rights and remedies as are available at law or in equity to the disclosing Party except as expressly set forth herein.

23.     INFRINGEMENT

23.1 VINA shall defend PairGain against a claim that the Product infringe a patent, copyright or other intellectual property rights granted or registered in the jurisdiction which covers the geographical location of the original installation site if and only if (i) PairGain promptly notifies VINA in writing of the claim, (ii) VINA has sole control of the defense and all related settlement negotiations, and (iii) PairGain gives VINA information and assistance for the defense. VINA shall indemnify and hold harmless PairGain from all payments, which by final judgments in such suits, may be assessed against PairGain or PairGain's customers on account of such alleged infringement and shall pay resulting settlements, costs and damages finally awarded against PairGain and PairGain's customers by a court of law.

23.2 PairGain agrees that if the Product become, or in VINA's opinion are likely to become, the subject of such a claim, PairGain will permit VINA, at its option and expense, either to procure the right for PairGain to continue using such Product or to replace or modify same so that they become non-infringing, and, if neither of the foregoing alternatives is available on terms which are acceptable to VINA, PairGain shall have the right to return the entire unusable portion of such infringing or potentially infringing Product for the purchase price actually paid by PairGain to VINA therefor.

23.3 VINA disclaims any and all liability for any claim of patent, copyright or other intellectual property right infringement (i) based upon adherence to specifications, designs or instructions furnished by PairGain, (ii) any claim based upon the combination, operation or use of any Product supplied hereunder with Product, software or data not supplied by VINA in case where VINA has not been informed of such combination, and (iii) any claim based upon alteration of the Product made by any party other than VINA.

23.4 Nothing contained in this Agreement shall be deemed to grant, either directly or indirectly or by implication, any license under any patents or patent applications of VINA, except that PairGain shall have the normal non-exclusive, royalty-free license to use that which is implied, or otherwise arises by operation of law, in the sale of the Product.

24.     INSURANCE

24.1 VINA shall procure and maintain in full force and effect during the period that this Agreement is in effect with an insurance company a Comprehensive General Liability insurance policy with third party liability coverage protecting PairGain against any loss, liability or expense due to bodily injury, death or property damage arising out of this Agreement or Product delivered hereunder, to the extent such loss, liability or expense is not due to the negligence of PairGain. Such policy shall have a combined single limit of a minimum of Two Million Dollars ($2,000,000.00) and shall not be restricted to occurrences in the country of insurer of VINA.

24.2 Such policy shall be endorsed to be primary insurance and shall provide that it will not be canceled or altered with respect to the coverage specified in 24.1 without at least thirty (30) days prior written notice to PairGain. Not later than ten (10) days following the execution of this Agreement, VINA shall furnish PairGain with a certificate of such insurance and evidence that the premiums therefor have been paid. Maintenance of such insurance and the performance by VINA of its obligations under this Section shall not relieve VINA of liability under the indemnity provisions set forth in this Agreement.

25.     TERMINATION AND CONTINUING RIGHTS

25.1 The Agreement may be terminated upon notice by one Party, at its sole discretion in the event the other party is affected by any one of the following events:

        a) the institution by one Party of insolvency, receivership or bankruptcy proceedings or any other material proceedings for the settlement of its debts, including, without limitation, a reorganization, a compromise, an arrangement or assignment for the benefit of its creditors; the institution of such proceedings against a Party which such Party has failed to resolve in its favor within twenty (20) calendar days after appropriate services of process; a Party making a general assignment for the benefit of creditors; or a Party's dissolution or ceasing to do business in the normal course; or

        b)   has a substantial part of its assets seized; or

        c)   assigns the Agreement or any part thereof in violation of Section
             33.2 (Assignment); the affected Party is obliged to immediately give notice to the other of the occurrence of any such event.

25.2 The Agreement and/or any Purchase Order or Release may be terminated, in whole or in part, by PairGain, upon written notice to VINA, in the event another party acquires a controlling interest in VINA (controlling not necessarily requiring greater than 50%) or a majority equity participation in VINA, without a prior written guarantee from such party to PairGain that such party will continue to abide by the terms of this Agreement.

25.3 The Agreement and/or any Purchase Order or Release may be terminated, in whole or in part by either Party, upon a thirty (30) calendar day written notice, in the event the other Party fails to execute any one of its material obligations hereunder and fails to remedy the default after receiving written notice within said period of thirty (30) calendar days.

25.4 Above termination rights shall be in addition to other termination rights contained herein, including under Section 4 (Delivery), and shall be without prejudice to the rights or claims one Party may have against the other with respect to the performance, non-performance, or breach of such Party's obligations hereunder, and shall not operate so as to extinguish any rights or obligations which arose prior to the date of termination, and each Party shall have the right to pursue each and every available remedy at law and in equity, including, without limitation, withholding payments of any amount owed by PairGain to VINA pending resolution of any claims made by PairGain in good faith against VINA.

25.5 In the event this Agreement is terminated by VINA for default by PairGain or for any other reason hereunder, PairGain and its customers shall thereafter retain such rights, as may be necessary in order to allow PairGain and its customers to provide Product support and maintenance to their end-user customers, provided however the Products, in respect of which support and maintenance services will be provided, have been paid for by PairGain.

25.6 This Agreement may be terminated upon agreement of the Parties to that effect.

25.7 PairGain agrees not to manufacture a competitive solution to VINA's HDSL Integrator or T1 Integrator (Competitive Product), except any products that are available to PairGain through existing partnerships or is in production by PairGain within the next six months, specifically the DSLAM products. If PairGain decides to manufacture, market or resell a competitive solution, VINA has the right to terminate the contract between both parties after written agreement by PairGain that the product is a Competitive Product. If the parties cannot agree if the solution is a Competitive Product, then the same mediation process as in section 8 will be used.

25.8 Notwithstanding any termination or expiry of this Agreement, the provisions of Sections 1 (Definitions), 8 (Product and Process Changes), 7 (Prices and Payments), 11 (Technical Assistance), 15 (Warranty), 19 (Continuing Availability of Technical Assistance, Repair Services, Maintenance, Replacement and Repair Parts), 22 (Confidential Information), 23 (Intellectual Property Right Infringement), 26 (Indemnity), 27 (Consequential Damages),

        24 (Insurance) 25 (Termination and Continuing Rights), 33 (General) and all consequent rights, obligations and liabilities, shall survive the termination or expiry of this Agreement.

26.     INDEMNITY

26.1 Each Party shall indemnify and save harmless as "Indemnitees" the other and its employees, officers and directors from and against any and all fines, penalties, losses, costs, damages, injuries, claims, expenses or liabilities as a result of injury to, or death of, any person, or damage to, or loss or destruction of, any property, arising out of, or resulting from, or in connection with, this Agreement or the performance of this Agreement and caused by the negligence or willful misconduct of the indemnifying Party or a contractor or an agent of the indemnifying Party or an employee of any one of them (hereinafter individually and collectively "Liabilities").

26.2 Upon request of an Indemnitee, the other Party shall, at no cost or expense to such Indemnitee, defend or settle any suit or other legal proceeding asserting a claim for Liabilities, and the other Party shall pay any reasonable costs and attorneys' fees that may be incurred by such Indemnitee in connection with any such claim, proceeding or suit.

26.3 The Indemnitee shall as soon as practicable notify the other Party of the assertion of any such claim of which the Indemnitee is aware and the other Party shall (a) keep the Indemnitee subject to any such claim fully informed as to the progress of such defense, and (b) afford such Indemnitee, each at its own expense, an opportunity to participate fully with the other Party in the defense or settlement of any such claim, but the other Party shall have sole control of any such settlement or defense.

27.     CONSEQUENTIAL DAMAGES

27.1 Neither Party shall be liable pursuant to this Agreement for any incidental or consequential damages or for any damages for loss of profits or revenues, except (a) VINA shall pay, without limitation, all litigation costs, reasonable attorneys' fees, settlement payments and any damages awarded or resulting from any suit, claim or proceeding as set forth in Section 23.2 of this Agreement.

28.     MARKETING OF PRODUCT

28.1 In order to assist PairGain in its Product related marketing activities, PairGain may, at its option, request VINA to provide reasonable support in the following marketing activities:

        a) VINA shall assist PairGain in providing point-by-point responses to RFQs (Request for Quotations) and RFIs (Request for Information) with respect to the Product.

        b) VINA shall review and provide feedback on promotional material relating to the Product.

        c) VINA shall make available to PairGain non-operational demo units which have the same "look" as the final Product at a price to be mutually agreed.

29.     NOTICES

29.1 Any and all notices or other information to be given by one of the Parties to the other hereunder or with respect to a Set of Schedules shall be sent by registered or certified mail, postage prepaid, or by telecopy or hand delivery to the other Party at the addresses set forth in Schedule H:

29.2 Notices given pursuant to this Section 29 shall be deemed to have been received five (5) business days after mailing if given by mail, and one business day after sending if given by telecopy and upon delivery if given by hand.

29.3 Either Party may change its address at any time by giving written notice to the other Party as provided above.

30.     INTENTIONALLY LEFT BLANK

31.     TERM

31.1 This Agreement shall come into force on the Effective Date and shall continue for a period of one (1) year thereafter and will be automatically renewable for successive twelve (12) month period(s), all such period(s) being referred to herein as "TERM", unless and until:

        (a)    terminated by either Party pursuant to Section 25, or

        (b) the date on which the Parties agree that this Agreement will terminate, whichever is the earlier.

        (c) The Parties agree that in no event shall the Term of this Agreement extend beyond five (5) years from the date of signature hereof.

        (d) Unless either Party gives written notice to the other Party thirty (30) days prior to the Termination date.

32.     NORTH AMERICA FREE TRADE AGREEMENT - PROCEDURES

32.1 VINA shall perform all administrative actions required to qualify Product for preferential treatment under the rules of any applicable trade treaty between Canada, U.S.A. and

        Mexico including, without limitation, the North America Free Trade Agreement ("NAFTA"). If a Product qualifies under NAFTA, VINA shall prepare and distribute a NAFTA Exporter's Certificate of Origin according to Section 32.2 below, and any other documents required. VINA shall respond to NAFTA Exporter's Certificate of Origin questionnaires and assist each PairGain Company in resolving any Product eligibility issues. VINA alone shall bear responsibility for all penalties and costs resulting from a NAFTA Exporter's Certificate of Origin subsequently being determined to be invalid.

32.2 VINA shall (a) retain the original NAFTA Exporter's Certificate of Origin in VINA's files with appropriate backup documentation, (b) attach a copy of the NAFTA Exporter's Certificate of Origin to the customs/shipping documents for the qualifying Product, and (c) mark these customs/shipping documents with the legend: "Copy of the North America Free Trade Certificate of Origin attached."

33.     GENERAL

33.1 The failure of any Party to enforce at any time or for any period of time any of the provisions of this Agreement, shall not constitute a waiver of such provisions or the right of such Party to enforce each and every provision.

33.2 Neither Party shall assign or otherwise transfer all or any part of this Agreement or any payment to be made hereunder, or any interest herein, or any rights or obligations hereunder except as set forth below, without the prior written consent of the other Party, and such consent shall not be unreasonably withheld.

33.3 Each Party shall submit to the other all first-time advertising, sales promotion materials, press releases and other publicity matters relating to the Product wherein the name of the other Party or any of its affiliates is mentioned, or language from which the connection of said name therewith may be inferred or implied, and each Party further agrees not to publish or use such advertising, sales promotion materials, press releases, or other publicity matters without prior written approval of the other.

33.4 The construction, interpretation and performance of this Agreement shall be governed by the laws of the State of California, except for its rules with respect to the conflict of laws.

33.5 This Agreement, represents the entire agreement between the Parties with respect to the subject matter thereof and cancels and supersedes all prior agreements and communications on the said subject matter.

33.6 Publicly support industry forums, consortia and technologies that are concordant with both parties solution.

IN WITNESS WHEREOF, the Parties hereto have signed this Agreement by their duly authorized representatives on the day, month and year first above mentioned.

PAIRGAIN TECHNOLOGIES INC.                    VINA TECHNOLOGIES, INC.



By: ROBERT R. PRICE                           By: STANLEY KAZMIERCZAK
   -----------------------------                 -------------------------------
               (Name)                                         (Name)

Title: Senior VP and  CFO                     Title: CFO
      --------------------------                    ----------------------------

Date: 6/23/2000                               Date: 6/23/00
     ---------------------------                   -----------------------------

                                   SCHEDULE A
         PRODUCT LIST, PRICES, DOCUMENTATION AND FCA DELIVERY LOCATIONS

I.      PRODUCT AND PRICES

        A.    PRODUCTS AND PRICES

               1. VINA - For the purposes of this contract, the VINA Product is
                  VINA Technology's HDSL Multiservice Integrated Access Device
                  (IAD) and the T1 Multiservice Integrated Access Device, also commonly referred to as HDSL Integrator and T1 Integrator, including all standard modifications and any special modifications made specifically for PairGain but excluding any customizations made specifically for other VINA customers. VINA's HDSL Integrator and T1 Integrator Products are defined below:

T1 Integrator
Model # V2-10-A-00-00-00-D

                                   [GRAPHIC]

CSU FUNCTIONALITY
T1 network interface
HDSL network   interface
Connector RJ-48C (keyed)
Monitor Jack:  Dual bantam
Line rate:  1.544 Mbps
Clock source:  Line (carrier)/Local (optional)
Line coding:  B8ZS or AMI
Framing:  D4 (SF) or ESF
Line build out:  0 dB,-7.5dB, or -15 dB
Automatic receive sensitivity

T1 PROVISIONING
Programmable between voice and data
Fractionally multiplexed voice and data
Both are programmable on a DS0 basis

CHANNEL BANK - FXS ANALOG SUPPORT
8-24 ports expandable in 4 or 8 port
increments
Loop start/ground start
Robbed bit line signaling
Modems supported - up to 28.8
48 volt battery
Ringing:  5 REN per port - 25 max per module
Tx and Rx Gain adjust:  0 dB, -3 dB or -6 dB
Impedance: 600 ohm
Trunkside signaling conversion
Local Call Routing (LCR) via FXO
DID termination
ANI/DNIS support
Digit Insertion

CHANNEL BANK - FXO ANALOG SUPPORT
Optional in 4 or 8 port increments
Loop start/ground start
Robbed bit line signaling
Ringing   1.5B REN
Impedance:  600  ohm

CHANNEL BANK - DIGITAL DSX-1 SUPPORT
Fractional T1 to PBX, Key System or Channel Bank
Connector RJ-48C (keyed)
Line rate:  1.544 Mbps
Clock source:  Local
Line coding:  B8ZS or AMI
Framing:  D4 (SF) or ESF
Line build out: 0-133 ft, 133-266 ft, 266-399 ft, 399-533 ft, 533-655 ft
Automatic receive sensitivity
Robbed bit line or trunk signaling supported FXS, FXO, E&M, DID, ANI, and DNIS via PBX or Channel Bank

DSU PROVISIONING
Data rates: 64Kbps to 1.536Mbps in 64Kbps steps

IP/IPX NETWORKING
IP over Frame Relay
IPX over Frame Relay
HDLC (Cisco)
PPP
FRAME RELAY
LMI T1.617 annex D
LMI Q.933 annex A
IP over Frame Relay per RFC1490
Dual PVC's are supported

IP ADDRESS MANAGEMENT
DHCP (Dynamic Host Configuration Protocol) automatically configures IP address for PC's.
IP address conservation

FIREWALL SUPPORT
SOCKS version 4 (application proxy) built in Compatible with NetScape Navigator(tm) and Microsoft Internet Explorer (tm) Only LAN initiated traffic is allowed through the firewall

External firewalls supported

ETHERNET PORT
10baseT
RJ-45 connector

CONSOLE PORT
DTE Interface
Baud rates: 9600, No parity, 8 bits, 1 start, 1 stop
Hardware flow control
Ready to connect to terminal, 28.8 modem, switched 56 or ISDN 64/128 Menu based management interface

MANAGEMENT
Statistics, status and configuration of all interfaces
Access via T1 or Ethernet
SNMP
        Version 1, MIB II
        MIBs supported:  TCP/IP, Frame Relay, T1
HTTP (compatible with industry standard WEB browsers)
Telenet
Console via RS232 (mdoem or terminal)
HTTP password protected with two privilege levels
Both Telnet and Console are password protected

POWER
120 VAC, 60Hz, 1 Amp
48 VDC, 50VA

PHYSICAL DIMENSIONS
Size:     17.0" W x 14.0" D x 1.75" H (IRU)

        "

Weight: 9.0 LBS
Mounting Configurations"
        Desktop
        Wall-mount
        19" Rack-mount
        23" Rack-mount

Clearence:
        Above            1.75"
        Below             0"
        Rear          0.6"
        Sides         2"
        Front         5"

CERTIFICATION
Compliance:    FCC Part 68, Industry Canada CS-03
Emissions:     FCC Part 15, Class A
Safety:        Listed: UL 1950,  C-UL
AT&T TR 62411, 54016
ANSI T1.403
EIA-464-B

Specifications subject to change without notice
(C) Copyright 1997 VINA Technologies

2. VINA WILL SELL TO PAIRGAIN THE "HDSL INTEGRATOR AND T1 INTEGRATOR" PRODUCT (PRODUCT) AND ALL available plugs (Plugs) and peripherals at a ** discount below VINA's list price, for sale into its Accounts, after all discounts. PairGain will not sell the Product to accounts other those accounts presently purchasing VINA products through and being supported by PairGain and any new accounts in which PairGain and VINA mutally agree will be deemed PairGain accounts. VINA's price sheet showing undiscounted prices is shown below for the DSL Integrator and T1 Integrator and all available plugs (Product): This price sheet shall be reviewed and updated at least annually with the latest list prices released by VINA.

**CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

[VINA LOGO]



LIST PRICE ($US LIST)                                                    CONFIGURATION NUMBER                LIST PRICE
T1 INTEGRATOR BASE CHASSIS
T1 Integrator(TM) Channel Bank equipped with single T1 interface, integrated CSU/DSU, SNMP and power supply (AC or DC must
be specified)                                                          PG   30   A    0   00   00   00           **

T1 INTEGRATOR VOICE+DATA CHASSIS
T1 Integrator(TM) voice and data chassis equipped with
single T1 interface, integrated CSU/DSU, Frame Relay,
IP/IPX Routing, DHCP, NAT and Firewall, SNMP and
power supply (AC or DC must be specified)                              PG   10   A    0   00   00   00           **

T1 INTEGRATOR-16FXS  BASE CHASSIS
T1 Integrator(TM)-16FXS Channel Bank equipped with
single T1 interface, 16 FXS channels (16 analog
voice circuits) embedded in the chassis,
integrated CSU/DSU, SNMP and power supply
(AC or DC must be specified). This option
will leave one analog card slot                                        PG   30   A    0   e2   e2   00           **

T1 INTEGRATOR-16FXS  VOICE+DATA CHASSIS
T1 Integrator(TM)-16FXS voice and data chassis equipped
with single T1 interface, 16 FXS channels (16 analog
voice circuits) embedded in the chassis, integrated
CSU/DSU, Frame Relay, IP/IPX Routing, DHCP, NAT and
Firewall, SNMP and power supply (AC or DC must be specified)           PG   10   A    0   e2   e2   00           **

HDSL INTEGRATOR BASE CHASSIS
HDSL Integrator(TM) Channel Bank equipped with single
HDSL interface, integrated CSU/DSU, SNMP and power
supply (AC or DC must be specified)                                    PG   70   A    0   00   00   00           **

HDSL INTEGRATOR VOICE+DATA CHASSIS
HDSL Integrator(TM) voice and data chassis equipped
with single HDSL interface, integrated CSU/DSU,
Frame Relay, IP/IPX Routing, DHCP, NAT and Firewall,
SNMP and power supply (AC or DC must be specified)                     PG   60   A    0   00   00   00           **

OPTIONS AT TIME OF INITIAL ORDER
Battery Backup                                                         BBKUP                                     **


OPTIONS & SPARES                                   MODEL NUMBER         LIST PRICE
HARDWARE
4 channel FXS card                                 V2-4P-FXS                **
8 channel FXS card                                 V2-8P-FXS                **
4 channel FXO card                                 V2-4P-FXO                **
8 channel FXO card                                 V2-8P-FXO                **
Fractional T1 Card                                 V2-FT1                   **
Fractional T1 and DSP Combination Card             V2-FT1-DSP               **
Telco DSP Processor                                V2-DSP                   **
Fractional T1-V.35 convertor module                V2-V.35                  **

SOFTWARE
TR08 module                                        SW-TR08                  **
Local Call Routing (LCR)                           SW-LCR                   **
Business OfficeXchange (BOX)                       SW-BOX                   **
Frame Relay Service Level Agreement
Statistics (SLAs)                                  SW-SLA                   **
Data Upgrade (for field upgrade - post
initial time of order)                             SW-D                     **

ADDITIONAL OPTIONS
NEBS (GR63) install kit                            NEBS                     **
Hinged Mount Assembly Kit                          HNGMNT                   **
Bellcore Rack Mount Assembly Kit                   BBRKTS                   **
10ft RJ21 cable with 66 block package              CBL1                     **
30ft RJ-48 cross over cable                        CBL2                     **
Power Cord Hold down                               PWRCRD-HLD               **

POWER SUPPLY
AC Supply                                          AC                       **
DC Cable                                           DC                       **
Battery Backup (for field upgrade - post
initial time of order)                             BBKUP-UPG                **

*Non discountable
 All prices FOB origin. Prices are subject to change without notice


**CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

[VINA LOGO]


T1/HDSL INTEGRATOR CONFIGURATION & ORDERING TOOL

Selections MUST be made for every option in both sections: System Configuration & Software Feature Configuration

SYSTEM CONFIGURATION

ANALOG VOICE SLOT CONFIGURATION

                                              SYSTEM CONFIGURATION NUMBER (SCN):

                                              MODEL NO.                 CONFIG #

1. SELECT A CHASSIS                           T1 Channel Bank             [30]
                                              T1  Voice+Data Chassis      [10]
                                              HDSL Channel Bank           [70]
                                              HDSL Voice+Data Chassis     [60]

2. SELECT A POWER CONNECTION                  AC                          [A]
                                              DC                          [D]

3. SELECT A FRACT. T1/DSP                     V2-FT1                      [F]
DSP is needed when LCR or BOX                 V2-DSP                      [D]
software is ordered                           V2-FT1-DSP                  [B]
                                              None                        [0]

4. VOICE CARD OPTIONS:

Make a selection for each voice
slot                                 SLOT 1:  V2-4P-FXS                   [01]
                                              V2-8P-FXS                   [02]
                                              V2-8P-FXS (embedded)        [e2]
                                              V2-4P-FXO                   [03]
NOTE: if [e2] is selected for
Slot 1, it                                    V2-8P-FXO                   [04]
MUST also be selected for slot 2              None                        [00]

The Embedded FXS option is only      SLOT 2:  V2-4P-FXS                   [01]
available for Chassis options                 V2-8P-FXS                   [02]

[VINA LOGO]

                                  SPARES LIST

Issue Date: 9/1/98

SPARES OPTIONS

ITEM                             MODEL NUMBER      DESCRIPTION
1. VOICE CARDS                   V2-4P-FXS         4 Port FXS card for the V2
                                 V2-8P-FXS         8 Port FXS card for the V2
                                 V2-4P-FXO         4 Port FXO card for the V2
                                 V2-8P-FXO         8 Port FXS card for the V2

2. FRACTIONAL T1, DSP & V.35     V2-FT1            Fractional T1 card
                                 V2-DSP            Telco DSP card
                                 V2-FT1-DSP        Fractional T1 & DSP Combo
                                 V2-V.35           Fractional T1-V.35 convertor
                                                  (requires a V2-FT1 or V2-FT1-DSP)

3. POWER SUPPLY                  AC                AC power supply
                                 DC                DC power cable
                                 BBKUP             Battery Backup

4. NEBS KIT                      NEBS              NEBS (GR-63) Installation Kit

4. BOX REFERENCE GUIDE           BOX-REF           BOX User Guides (Package  of 25 pamphlets)



SOFTWARE FEATURE OPTIONS         SW-D              Software for Data Module
(Select all required features)   SW-LCR            Local Call Routing
                                 SW-TR08           TR08 (SLC) software
                                 SW-BOX            Business OfficeXchange
                                 SW-VPN            Virtual Private Networking

NOTE:
LCR requires FXO voice cards
LCR  and BOX require a DSP

           3. VINA will sell to PairGain a standard warranty and service extension, on a per year basis, beyond the 3 year negotiated warranty offering, ** per year of the then list price of the VINA product for all product purchased pursuant to this contract.

           4. PAIRGAIN - The table below specifies HDSL module preferential pricing for 2000. PairGain shall extend in good faith deeply discounted pricing to VINA on PairGain's family of DSL modules which will be installed in the DSL Integrator and T1 Integrator. VINA and PairGain agree to re-negotiate in good faith the HDSL module pricing on a yearly basis. Pricing must be established by January 1 of each year.

                  HDSL                                                YEAR
                  --------------------------------------------------------
                  **                                                  2000

        B. REPORTS

           Reports:                                       Reference Section
           Field Baseline Report                                      8.8
           VINA Subcontractor ISO 9002 Certificate                    9.1.1
33.7         Unit Failure Analysis               15.10, 17.2e
           Hazardous and/or toxic materials                           21.2
           Product Requalification when changes have been made        9.5.1

        C. TECHNICAL ASSISTANCE AND SUPPORT

           VINA's Technical Assistance Center (TAC) will provide, defined later in this document, level 2 support during the warranty period of the product at no charge to PairGain, providing the support request is originated by designated PairGain personnel, which have been certified via VINA certified training programs. Level 2 support will be provided on out of warranty product at the then current VINA hourly rates. Should emergency onsite support be requested, within the product warranty period, by certified PairGain personnel, all travel, lodging, and hourly expenses of VINA personnel will be the responsibility of PairGain, unless it is determined by VINA personnel that the root cause of the problem is directly attributable to the VINA product. Should emergency onsite support be requested, after the product warranty period has expired, all travel, lodging, and the then current hourly rate of VINA personnel will be the responsibility of PairGain.

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

            Assistance                                 Reference Section
            Technical Assistance                       11.3
            Other Technical Assistance                 11.6
            Retest of Product                          17.4.3
            Technical Assistance Level 2 Support       Schedule G, II, 3
            On Site Support                            Schedule G, II, 4
            Other Technical Support                    Schedule G, II, 5

D.      Technical Assistance Support Rates

               Hourly phone = **
               On site - flat = **

II.     DOCUMENTATION

        PRODUCT       TECHNICAL PRACTICE

        TO INCLUDE A LIST OF ALL DOCUMENTATION TO BE PROVIDED BY VINA


III.    FCA DELIVERY LOCATIONS:

        For all Product:            FOB shipping point

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

                                   SCHEDULE B
                 SPECIFICATIONS AND ACCEPTANCE PROGRAM SCHEDULE

PART I:        SPECIFICATIONS

1.      DOCUMENT IDENTIFICATION:

        (Should specify VINA specification document(s) Include Document Code:
        Date: Latest version signed and dated by the Parties.

        REGULATORY/APPROVALS REQUIREMENTS

        The Product should:

           a) meet or exceed FCC Part 15 requirements for a Class A device.

           b) meet or exceed comparable UL and Canadian CSA requirements

           c) comply with EMC requirements only, not including other portions of the spec such as static electricity tests, outlined in Bellcore GR-1089 if needed by the customers

           d) comply with the portions of Bellcore Network Equipment-Building System (NEBS) Generic Equipment Requirements (TR-NWT-000063) that apply if needed by the customers.

        Should other certifications be required, they shall be discussed between VINA and PairGain. VINA shall use its best efforts in supporting PairGain's regulatory activities.

        PRODUCT MARKING

        1.    Serial number: should be placed on unit as per Bellcore GR-78.

        2. Manufacturing date on the Printed Circuit Assembly (PCA): should be placed on unit as per Bellcore GR-78.

        3. PairGain's logo and model number on faceplate. 4. Repair Date stamp: VINA shall date stamp each repaired and returned Product with the repair date and type of repair "prefix" as per Bellcore

        4.    Product marking and packaging requirements pursuant to this
              Agreement:

              a)    Bellcore GR-CORE-1421 and TR-NWT-000063;
              b)    Bellcore TR-NWT-870 on ESD protection;

PACKING

VINA shall package the Products for shipment utilizing the same containers that are used for VINA standard product with the PairGain Logo in lieu of the VINA logo. The packaging should, when necessary, utilize standard ESD protective measures. The packaging should be in accordance with Bellcore's GR-CORE-1421, TR-NWT-000063 and TR-NWT-870 standard packing practices, with any modifications specified by PairGain and agreed to by VINA, related to the size and external markings and/or labels (including branding) of the boxes. VINA and PairGain will work together in exchanging any relevant information (artwork, label artwork, etc.) to facilitate packaging. VINA shall be responsible for any damage to Products including damage caused by packing noncompliant with Bellcore

        Support groups:      VINA's Operations group
                             PairGain's OEM group

PART II:       PRODUCT ACCEPTANCE PROGRAM

1. In order to verify that the Product or modified Product from VINA comply with the applicable Specifications, PairGain will undertake an Acceptance Program covering verification and Product integrity testing. In this regard, VINA recognizes that much of the value of the Product lies in their ability to integrate with various telecommunications systems.

2. VINA shall loan to PairGain, at no charge to PairGain, four (4) units for up to 90 days as negotiated by PairGain and VINA, for a specific period of time such Product and test procedures, as are necessary to perform the Acceptance Program, and shall provide support to the PairGain group during the testing. Such support includes diligence in replacing failed Product, availability of technically knowledgeable individuals to discuss testing results and teaming of at least one VINA individual with PairGain testing group for all tests to occur on the premises of either of the Parties. PairGain shall endeavor to limit as much as possible the Product needed for the acceptance in terms of number of modules and duration of the loan by taking into consideration design commonalties with already-accepted Product.

3. Each new design or change to existing Product as per Section 8 (PRODUCT AND PROCESS CHANGES) shall be tested and/or approved by PairGain's Technical Support group or Quality department. VINA shall provide PairGain with updated documentation to address revisions in the Product, and in this regard, all manuals shall contain revision marks in order to facilitate identification of changes in the text. VINA shall also provide PairGain with an Acceptance Test Procedure for testing each new design or change.

4.    Primeships:

      PairGain's Technical Support group is prime for the verification testing and for the Product integrity testing; PairGain's Quality department is prime for approval of Process Changes. VINA's Engineering department is prime for supporting PairGain's Acceptance Program.

                                   SCHEDULE C
       REPAIR AND REPLACEMENT RATES, EMERGENCY REPLACEMENT PRODUCT AND FCA
                                REPAIR LOCATIONS

I.      Repair and Replacement Rates

         VINA will provide, at their discretion, repair or replacement during the warranty period of the product at no charge except for shipping cost of Product to VINA, to PairGain providing the repair or replacement request is originated by designated PairGain personnel. Repair parts or replacement product will be shipped only when deemed appropriate following a troubleshooting session with a VINA support engineer. PairGain must return the defective part, as established in section 16.2, to VINA within fortyfive business days, after fortyfive business days the replacement part will be invoiced. For product out of warranty, repair and return is charged on a per item basis at the then current VINA hourly rates as provided in this Schedule C, not to exceed ** of the current list price of the Product, providing the repair or replacement request is originated by designated PairGain personnel. Repair parts or replacement product will be shipped only when deemed appropriate following a troubleshooting session with a VINA support engineer.

II.     Emergency replacement Product

        (as per section 18.1)

III.    FCA Repair Locations

        VINA Technologies
        42709 Lawrence Place
        Fremont, CA 94538

IV.     Repair Rates

        Hourly cost for repair is **

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

                                   SCHEDULE D

                               CHANGE NOTIFICATION

--------------------------------------------------------------------------------------------
1.  SUPPLIER INFORMATION:                                          2. PRODUCT CHANGE NOTICE:
                             VINA                                     1998xxxx
                                                                   ISSUE:  01
--------------------------------------------------------------------------------------------
3.  ISSUE DATE:         4. PRODUCT IDENTIFICATION:
                                  MAJOR SYSTEM:
                                  SUB SYSTEM  :
                                  HWARE: ?   FWARE: ?   SWARE: ?  PLUGIN: ?
--------------------------------------------------------------------------------------------
5.  NEW PROD    RLSE    6. OLD PROD  RLSE    7. NEW CLEI    CODE  8. OLD CLEI CODE
    NTxxxxxx    tbd        NTxxxxxx    03       tbd                         SNMYACAFAA
--------------------------------------------------------------------------------------------
9.  ASSOCIATED PRODUCTS OR CHANGES AFFECTED:

--------------------------------------------------------------------------------------------
10. DRAWING NUMBER:                                         11. CHANGE CLASSIFICATION:
    ADxxxxxx                                                    A/AC/B.......
--------------------------------------------------------------------------------------------
12. CLASSIFICATION SUBSTANTIATION:


--------------------------------------------------------------------------------------------
13. REASON FOR CHANGE:

--------------------------------------------------------------------------------------------
14. DESCRIPTION OF CHANGE:

    VERIFICATION PROCEDURES:

    BACKOUT PROCEDURES:

--------------------------------------------------------------------------------------------
15. EFFECT OF CHANGE:
    Enhanced features and easier installability.

    SAFETY HAZARD: ?   FIRE HAZARD : ?   SRVC AFFCTG: ?   TRANS AFFCTG: ?
    MNTNCE AFFCTG: ?   RELIA AFFCTG: ?   POWR AFFCTG: ?   TRAF  AFFCTG: ?
--------------------------------------------------------------------------------------------

16. MATERIAL AFFECTED:
--------------------------------------------------------------------------------------------
17. DOCUMENTATION AFFECTED:

--------------------------------------------------------------------------------------------

18. IMPLEMENTATION DATE:                      19. CHANGE COMPLETION DATE:
    MM/DD/YY                                             N/A
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
20. MODIFICATION LOCATION:
    N/A

    TRIALED: N (Field Lab Na)
--------------------------------------------------------------------------------------------
21. INSTALLATION HOURS AND MATERIAL COST:
    HOURS: N/A
    COST : N/A

--------------------------------------------------------------------------------------------
22. LOCATION AND QUANTITY OF EQUIPMENT:
    N/A

--------------------------------------------------------------------------------------------
23. ATTACHMENTS:
    None

--------------------------------------------------------------------------------------------
24. COMMENTS:

                                   SCHEDULE E
                          CANCELLATION AND RESCHEDULING

SECTION I:     PURCHASE ORDER CANCELLATIONS

1. In the event of cancellation of all, or a part of, a Purchase Order, PairGain's sole liability to VINA shall be as follows:

    (A) Notice of cancellation provided zero (0) to thirty (30) days before scheduled shipment date:

               (a)
                      ** of the total value of the canceled Purchase Order or the part thereof which is canceled.

    (B) Notice of cancellation provided over thirty-one (31) days before scheduled shipment date for any period: no charge.

2. PairGain's liability pursuant to Section 1 above shall be reduced up to ** in the event that material can be used for other Purchase Orders placed hereunder. In addition VINA shall use all reasonable endeavors to minimize any such cancellation costs by, inter alia, selling the Product to another customer, returning components to suppliers, reducing cancellation costs to suppliers, any such savings will be passed onto PairGain. Prior to selling canceled Product or part thereof, to another customer, to the extent permitted under this Agreement, VINA shall, as part of the restocking process and included in the cancellation charge, remove any PairGain branding and other PairGain specified superficial markings that had already been applied to the canceled Product at the time of receipt of PairGain's cancellation notice. In case VINA does not comply with this Section 3, VINA shall bear the costs to correct the situation.

3. The foregoing constitutes PairGain's sole liability and VINA's sole remedy in the event of PairGain's cancellation of Purchase Orders.


SECTION II:    RESCHEDULING

1. PairGain may, at any time, for its convenience and without cause, by written notice issued to VINA prior to the Delivery Date, reschedule the Delivery Date of ordered Product provided such rescheduled Delivery Date shall not exceed thirty (30) days from the date the Product was originally scheduled to be delivered. Delivery of Product covered by any individual Purchase Order or Release cannot be postponed more than once.

         Rescheduling in less than ten (10) business days from the Delivery Date shall be subject to a ** restocking fee calculated on the Price applicable to the rescheduled portion of

** CONFIDENTIAL TREATMENT HAS BEEN REQUESTED.

         the Purchase Order or Release and such restocking fee shall constitute PairGain's sole liability and VINA's sole remedy in the event of the rescheduling of the Purchase Order or Release.

                                   SCHEDULE F
          PROCEDURES FOR ORDERS UTILIZING ELECTRONIC AND TECHNICAL DATA
                            INTERCHANGE TRANSMISSION

VINA has not implemented EDI transmission at this time. This section can be reviewed and added at a later date if warranted.

                                   SCHEDULE G
                              TECHNICAL ASSISTANCE

I.      TECHNICAL ASSISTANCE BY PAIRGAIN

1. It shall be PairGain's responsibility to provide 'first line' (Level 1) technical assistance and support to its customers. PairGain's customers will never contact VINA directly. PairGain will at its option provide any of the following services to its customers as Level 1 support.

        Level 1 Support:

             - Telephone Service Desk
             - On site support
             - Preventative maintenance
             - Monitor alarms/malfunctions
             - Corrective action and logging
             - Product alarm knowledge
             - Escalate and report
             - Remote modem access
             - Log and track problems
             - Isolate sub system faults
             - Product temporary system solutions
             - Software upgrade loads distribution to Customers
             - Multi-vendor product expertise
             - Board and module swap
             - Product training
             - Analyze and record Fast Cycle Failure Analysis report

II.     TECHNICAL ASSISTANCE BY VINA

    1. VINA shall provide at no cost to PairGain Product training documentation and information. VINA shall provide train-the-trainer sessions for PairGain's training personel. VINA shall train a maximum of ten (10) PairGain technicians in a three (3) day session, such group to act as the first line of support to the customers' inquiries.

        a) TRAIN-THE-TRAINER REQUIREMENTS

           VINA shall provide training to PairGain's Training department for major revisions of Product, at least one month prior to release of the product, as well as a semi-annual update.

           PairGain's Training department should be provided with hardware for new products prior to release.

        b) VINA TECHNOLOGIES HDSL INTEGRATOR AND T1 INTEGRATOR TRAINING SYSTEM, TRAINING REQUIREMENTS FOR TECHNICIANS

           Installation and Commissioning Engineers

           Installation and commissioning engineers should have sufficient knowledge of the equipment to determine the correct installation requirements for the task at hand. They should be aware of any special requirements (e.g., cooling, cable routing, grounding) and therefore have a thorough knowledge of the equipment's operating parameters as well as the installation requirements. Installation and commissioning engineers should be able to recognize and name all the system components and have a general knowledge of each component's functionality and fault conditions. An operating knowledge of the equipment is required to implement basic connections at the T1/E1level in accordance with the VINA Technologies user guides and to commission the unit to a state where it can be managed by the network operators. Detailed operating knowledge is not required.

           Operation, Administration and Maintenance Engineers

           Operation, administration and maintenance (OA&M) engineers are required to have a far more comprehensive knowledge of the equipment's operation than the installation and commissioning engineer. They should therefore be able to carry out all the functions of the installation and commissioning engineer. OA&M engineers should be able to describe in detail the equipment's core applications and have a general knowledge of the HDSL Integrator and T1 Integrator Functionality. They should also have a good understanding of how the various platform technologies are employed, e.g., configuring a HDSL Integrator and T1 Integrator for voice and data transmission. A detailed knowledge of the equipment's configuration parameters and maintenance features is required. OA&M engineers should be able to configure all of these functions under the RS-232 terminal interface.

           Network Operators

           Network operators are required to have a comprehensive knowledge of the HDSL Integrator and T1 Integrator as driven by the Telnet session, or the HTTP interface via Web Browser, including the use of on-line help. Operators should be able to recognize commonly used icons. Using the Telnet session, or the HTTP interface via Web Browser, network operators should be able to carry out all basic and detailed configuration tasks on the various service configurations of the HDSL Integrator and T1 Integrator. A full understanding of the SNMP functions and their use is required. Network operators should be able to recognize fault conditions and have an understanding of the problem tracking systems, diagnostic tools and their use. A general knowledge of the enhanced facilities available (e.g., diagnostics) is also required.

           Upon satisfactory completion of individual training courses, PairGain personnel will receive certification from VINA in the form of letters, or certificates of accomplishment, which will fulfill the necessary training requirements to provide level 1 support.

2. In order to facilitate PairGain's support of its customers, VINA shall provide to designated PairGain personnel only, without charge, telephone access to qualified VINA's technical personnel with the following structure:

        i)     Non Urgent Technical Support

        Telephone service will be available in the following form:

        Between the hours of 8:00 AM and 5:00 PM PST (Pacific Standard Time) between Monday and Thursday a single number which will always be answered by a person and not an electronic secretary shall be provided. The telephone number to reach VINA's technical support personnel at all times is: 510-413-1353, or 888-774-8462. The wait period for qualified technical assistance shall not exceed ninety (90) minutes.

        ii)    Urgent Technical Support

        Telephone service will be available twenty-four (24) hours a day, seven
        (7) days a week. The telephone number to reach VINA's emergency support personnel at all times is No. 888-774-8462, or 510-492-0800. If a call back (pager) system is used, the wait period for qualified technical assistance shall not exceed) sixty (60) minutes.

        VINA shall advise PairGain of any telephone number change for this service at least thirty (30) days prior to the change.

3. VINA shall provide, at no cost, to PairGain and to PairGain's customers "Second line" (Level 2) technical assistance which will include the following services:

        Level 2 Support

             - Assistance at the request of PairGain
             - VINA technical support contacts (24 hours a day)
             - Log and track problems
             - Isolate sub-system and design faults (in house)
             - In-house simulation and testing
             - Remote modem access to PairGain's TAC center
             - Deliver software upgrade and software builds to PairGain's distribution center
             - Escalation and reporting to PairGain
             - Emergency Site Support (at customer/PairGain site)

             - Perform Root Cause Analysis
             - Emergency Spares holding (at VINA's premises) as per Section 17
             - Design authority support interfaces
             - Analyze and resolve design problems (Hardware and System
               Software), prepare patches and modifications, incorporate them in new builds, test perform sanity checks and deliver the builds and Hardware and System Software to PairGain's distribution center
             -
             - Fast Cycle Failure Analysis at the request of PairGain

4. VINA will provide on-site support and assistance to PairGain in a reasonable time frame and at a reasonable cost which may include travel and lodging cost to PairGain in the following cases.

        a) In cases where PairGain was unable to resolve a problem through normal maintenance activities and technical support provided remotely by VINA.

        b) In cases where PairGain is able to resolve a problem but cannot determine the root cause of the problem.

        c) In cases where a problem with the Product leads a customer to specifically request technical presence.

        d) bIn cases where a problem with the Product exists in the field and VINA's presence is requested by PairGain Senior Management.

5. Any other technical support which VINA shall provide to PairGain or its customers shall be pursuant to a written request from PairGain's designated personnel, or such other individual designated, from time to time, by PairGain. Such support shall be at prices set forth in Schedule A and on terms and conditions agreed upon by the Parties.

6. Technical assistance support will be provided remotely to PairGain and/or to the customer in conjunction with PairGain, but not by VINA alone (unless authorized in writing to do so by PairGain).

7.      VINA will provide Response Time and Mobilization based on the Problem.

                                   SCHEDULE H

                                     NOTICES

PAIRGAIN                            VINA

Abe Ali - OEM Sales Mgr             Stan Kazmierczak, Chief Financial Officier
19196 Highland View Lane            42709 Lawrence Place
Trabuco Canyon, CA  92678           Fremont, CA  94538

Tel:949-713-5002                    510-413-1333
Facsimile:949-713-5003              510-492-0808
email: abe_ali@pairgain.com         kaz@vina-tech.com

CONTRACTUAL:

PairGain Technologies, Inc          VINA Technologies
14402 Franklin Avenue               42709 Lawrence Place
Tustin, CA 92780-7209               Fremont, CA  94538

Attn: Rob Price                     Attn: Stan Kazmikerczak - CFO
Tel: 714-730-2916                   510-413-1333
Facsimile No: 714-832-9901          510-492-0808